DailyMed™ Makes a Positive Impact on the Lives of Indiana

Medicaid's Care Select Members
Program from Arcadia HealthCare reduces costs and improves care

INDIANAPOLIS, August 4, 2008 - Arcadia Resources, Inc. (AMEX: KAD), which provides innovative consumer health care services under the trade name Arcadia HealthCareSM, reports that its DailyMed™ prescription program with Indiana Medicaid is delivering results for the State of Indiana consistent with its other payor programs based upon early enrollment data.

Under this pilot program, DailyMed™ is being offered to Medicaid members enrolled in Care Select. Care Select, a program of the Indiana Family and Social Services Administration (FSSA), allows approximately 70,000 Medicaid recipients with serious mental illness, developmental disabilities and chronic diseases to receive assistance in coordinating personalized health care. The program is managed through Advantage Health Solutions, which began to offer DailyMed™ on May 19, and MDwise, Inc., which started enrolling patients on June 4.

DailyMed™ is a drug packaging system that puts a patient's multiple prescription and over-the-counter medicines and vitamins into a roll of packets labeled with the dates and times the patient should take the medications. The program is complimented with an array of cognitive services offered by Arcadia's trained pharmacists - including drug regimen reviews and overall medication oversight.

"In a few short weeks, DailyMed™ is already making a positive impact and allowing Hoosiers to not only better manage their health needs, but lead healthier, more productive lives," said Marvin R. Richardson, president and CEO of Arcadia. "Our pharmacists are working directly with patients, physicians, nurses and caregivers to evaluate each patient's prescriptions, vitamins and OTC medicine regimen. By doing so, our clinical team is making upwards of three recommendations per enrolled member covering such items as medication changes, dosing changes and improved medication administration time."

"On average, we spend about one hour on the initial consultation. It is not uncommon for us to encounter patients who take 20 or more pills per day and who may see four or more physicians/ specialists," continued Richardson. "These types of patients are highly susceptible to adverse drug events. DailyMed™ can help avoid those events, unnecessary hospitalizations, improve pharmaceutical care, maximize efficacy and save state taxpayers hundreds and possibly thousands of dollars per enrolled member."

Nationally, medication-related problems create more than $177.4 billion in avoidable health care costs, according to the American Society of Consultant Pharmacists. DailyMed™ is a simple and effective approach to avoiding these problems and ensuring adherence to the "Five Rights" of medication safety, that is the right patient, right drug, right dose, right route, right time.

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"When we launched Care Select in November 2007, our emphasis was on coordination and improved primary care delivery, leading to better medication adherence while decreasing unnecessary emergency room usage, hospitalizations and institutional placement," commented FSSA Secretary Mitch Roob. "DailyMed™ is an option the care management team is accessing in order to make this improved care possible."

"July has been a busy month for our care managers as they have focused most all of their time and energy into getting the final 20,000 members enrolled into the Advantage Health Solutions and MDwise programs," said Dr. Jeff Wells, director of the Indiana Office of Medicaid Policy and Planning. "As we quickly move past the initial roll-out with CareSelect members statewide, we are transitioning to more active management and expect to see many more members benefiting from improved pharmaceutical management with DailyMed™ starting in August 2008. By doing so, we continue to believe this will provide significant value for the members as they will ultimately have access to better and more cost effective pharmaceutical care."

About Arcadia HealthCare

Arcadia HealthCareSM is a service mark of Arcadia Resources, Inc. (AMEX: KAD - News), and is a leading provider of home health care / medical staffing; respiratory / home health equipment and specialty pharmacy services under its proprietary DailyMed™ program.

DailyMed™ transfers a patient's prescriptions, over-the-counter medications and vitamins, and organizes them into pre-sorted packets clearly marked with the date and time they should be taken. The entire 30-day supply is delivered directly to a patient's home in a convenient dispensing box - with "peace of mind" a pharmacist has reviewed the entire medication profile for that month's supply. This consumer product is aimed at reducing medication errors, improving medication compliance and ultimately lowering the cost of care, and is available at www.DailyMedRx.com.

Additionally, Arcadia extends its health care offerings through affiliated and managed locations on a fee for service basis.

The Company, headquartered in Indianapolis, Indiana, has grown into 92 locations in 22 states and employs 5,000 full and part-time associates. Arcadia HealthCare's comprehensive solutions and business strategies support the Company's overall vision of "Keeping People at Home and Healthier Longer."

The Company's annual report on Form 10-K for the year ended March 31, 2008, the quarterly reports on Form 10-Q for the periods ended June 30, 2007, September 30, 2007 and December 31, 2007 and the current reports filed from time to time on Form 8-K are available on the Company's website (http://www.arcadiahealthcare.com) and the SEC website (http://www.sec.com).

Forward Looking Statements

Any statements contained in this release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21A of the Securities Exchange Act of 1934, as amended and otherwise within the meaning of court opinions construing such forward-looking statements. The Company claims all safe harbor and other legal protections provided to it by law for all of its forward-looking statements. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, estimates, uncertainties and other factors, which could cause actual financial or operating results, performances or achievements expressed or implied by such forward-looking statements not to occur or be realized, including our estimates of consumer demand for our services and products, required capital investment, competition, and other factors.  Actual events and results may differ materially from those expressed, implied or forecasted in forward-looking statements due to a number of factors. Important factors that could cause actual results, developments and business decisions to differ materially from forward-looking statements are described in the Company's filings with the Securities and Exchange Commission from time to time, including the section entitled "Risk Factors" and elsewhere in the Company's most recent Annual Report on Form 10-K and subsequent periodic reports. The forward-looking statements speak only as of the date hereof. The Company disclaims any obligation to update or alter its forward-looking statements, except as may be required by law.

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Media Contact:
Amalia "Molly" Blanco
Vice President Marketing & Communications
ablanco@arcadiahealthcare.com
317.569.8234 x103